Contacts:
          Community Central Bank Corp. - Ray Colonius - P:586 783-4500
          Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q3 EARNINGS

Third Quarter 2006 Highlights	For Immediate Release
    Assets reach $518 million
    Total loans increased $36.0 million for first nine months of 2006
    Trust and Wealth management continues to expand with $101.7 million assets under management
    Grosse Pointe Hub Office provides solid loan and deposit growth

          MOUNT CLEMENS, Mich., November 1, 2006 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, today reported earnings for the three and nine months ended September 30, 2006.

          Net income for the third quarter of 2006 decreased 18.8% to $610,000, or $0.16 per diluted share, from $751,000, or $0.19 per diluted share, for the third quarter ended 2005. Net income for the first nine months of 2006 decreased 16.7% to $1,944,000, or $0.50 per diluted share, compared to $2,333,000, or $0.63 per diluted share, for the nine months ended September 30, 2005. Net income was lower in the third quarter of 2006 compared to 2005 due in part to the operational costs associated with a growing trust and wealth management division and pressure on net interest income from an increased cost of deposit funding.

          David A. Widlak, President and CEO commented, "We continue to execute our business plan initiatives of integrating trust and wealth management into our core banking operations, as well as, expanding our customer base at our new Grosse Pointe banking Hub. We are particularly excited that our new Grosse Pointe branch has exceeded our expectations for loan and core deposit growth in what has been a very challenging rate environment in a very competitive deposit market. The solid loan growth we experienced for the first nine months of 2006 was comprised of primarily commercial real estate loans, in line with our growth expectations. We continue to focus on strategies to produce sustainable net income growth, which includes our expansion into fee based revenue through trust and wealth management services. We believe that the investment we have made in strategic areas of trust and wealth management and our new Grosse Pointe branch will produce future increased fee income and offset the current cost structure, which will ultimately drive earnings. We continue to focus on serving our core customers with a full array of banking products provided by exceptional professionals in all segments of our operations."

          Net interest income was $3.2 million during the third quarter of 2006, a slight decrease of $19,000 compared to the third quarter of 2005. Net interest margin for the third quarter was 2.77%, as measured on a tax equivalent basis, compared with 2.91% for the second quarter of 2006 and 3.13% for the third quarter of 2005. The decrease in net interest income and net interest margin was primarily the result of higher deposit funding costs in a highly competitive deposit-pricing environment. Additionally, the inverted treasury yield curve produced an interest rate environment that resulted in lower incremental interest rate spreads on new loan and investment growth.

          Net interest income was $9.5 million for the nine months ended September 30, 2006, an increase of $64,000 over the first nine months of 2005. Net interest margin for the nine months ended September 30, 2006 was 2.89%, as measured on a tax equivalent basis, compared with

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Community Central Bank Corp.
Q3/9-month 2006 results

3.27% for nine months ended September 30, 2005. The decrease in net interest margin again, was primarily the result of higher deposit funding costs in a highly competitive deposit-pricing environment.

          A $75,000 and $250,000 provision were made to the allowance for the third quarter and first nine months of 2006, respectively. This was based upon management's review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. Net loan charge-offs for the first nine months of 2006 totaled $122,000, or 5 basis points on an annualized basis. Total nonperforming loans as a percentage of total loans was 0.82% at September 30, 2006, compared with 0.99% at December 31, 2005. The allowance for loan losses was $3.7 million at September 30, 2006, or 1.00% of total loans and 121.81% of nonperforming loans, versus $3.6 million, or 1.07% and 108.10% at December 31, 2005, respectively.

          Noninterest income in the third quarter of 2006 was $1.3 million, a decrease of $124,000, or 9.0%, compared to the third quarter of 2005. This was attributable to decreases in mortgage banking income of $287,000, or 26.2%, which comprises gains on the sale of residential mortgages and parallels the industry-wide slowdown in secondary mortgage sales. Other income of $283,000 increased $150,000 for the third quarter of 2006, compared to the third quarter of 2005, reflecting growth in most other income areas with the largest being attributable to increases in gains on the sale of portfolio loans, net gains and losses on disposal of assets and an increase in cash surrender value of bank owned life insurance of $28,000, $39,000 and $27,000, respectively.

          Noninterest income for the nine months ended September 30, 2006 of $3.8 million increased $258,000 or 7.4%, over the nine months ended September 30, 2005. Fiduciary income of $202,000 increased $133,000 or 192.7% over the same time period last year. The Trust division did not start operations until July of 2005, therefore YTD September 2005 results reflect three months of income versus nine months for YTD September 2006. Deposit service charge income of $265,000 increased $44,000, or 19.9%, for the first nine months of 2006 compared to 2005 for the same respective period due to an overdraft privilege program instituted in late 2005. Net security losses of $3,000 were recorded for the first nine months of 2006 from restructuring activities, compared to 2005 when $57,000 in net security gains was recorded. Other income of $665,000 increased $224,000 for the first nine months of 2006, compared to the first nine months of 2005, due primarily to those items changes noted above in the third quarter.

          Noninterest expense was $3.6 million for the third quarter of 2006 compared to $3.5 million for the third quarter of 2005, an increase of $90,000, or 2.6%. The increase was largely due to an increase of $88,000 in salary, benefits and payroll taxes related to the new Grosse Pointe branch. Net occupancy expense of $473,000 increased $65,000, or 15.9%, due primarily to the new Grosse Pointe branch, coupled with increased utility costs for the entire corporation. The quarterly increase in premises and fixed assets was offset by decreases in other operating expenses.

          Noninterest expense for the first nine months of 2006 of $10.7 million increased $1.1 million, or 11.0% compared to the first nine months of 2005. All categories of noninterest expense for the first nine months of 2006 increased primarily due to startup and operational costs in trust, wealth management, new residential loan production offices and establishment of the new Grosse Pointe banking hub location. The largest portion of the increase in noninterest

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Community Central Bank Corp.
Q3/9-month 2006 results

expense occurred in salaries, benefits and payroll taxes of $6.4 million for the nine months ended September 30, 2006, which increased $740,000, or 13.2% over the first nine months of 2005 from these new divisions and branch.

At September 30, 2006, the Corporation's total assets were $517.9 million, an increase of $55.9 million from December 31, 2005. Total loans of $370.9 million increased $36.0 million, or 10.7% from December 31, 2005. The largest area of loan growth occurred in commercial real estate loans, which increased $34.6 million over the same period. Total loans increased $3.6 million during the third quarter of 2006, net of the sale of $4.6 million in home equity loans during the period. Total deposits of $365.4 million increased $51.1 million, or 16.2%, over December 31, 2005. The deposit growth was comprised of NOW, money market and savings of $8.6 million and time deposits of $41.8 million. Approximately, $22.3 million of the total time deposit growth was from net increases in wholesale-based internet and brokered time deposits. Total stockholder's equity increased $1.2 million to $36.7 million at September 30, 2006, from December 31, 2005. The increase in equity was primarily due to net income, offset by cash dividends paid and unrealized losses from the security portfolio.

The Corporation recently announced its intention to repurchase up to 5% of its outstanding shares in the open market or privately negotiated transactions. These shares will be purchased at prevailing market prices from time to time over a twelve- month period depending upon market conditions.

About the Company: Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Northwest Indiana, Northern Illinois, Central Ohio, Raleigh, North Carolina and Tampa, Florida. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corp.
Q3/9-month 2006 results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data

	Three months ended September 30,		Nine months ended September 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2006	2005	2006	2005
	(In thousands)		(In thousands)
OPERATIONS
Interest income
Loans	$6,959	$5,429	$19,697	$15,402
Taxable securities	822	587	2,402	1,615
Tax-exempt securities	335	145	934	379
Federal funds sold	105	96	166	190
Total interest income	8,221	6,257	23,199	17,586
Interest expense
Deposits	3,706	2,044	9,681	5,440
Rep Agreement and Fed Funds	117	68	305	146
FHLB Advances	995	7757	2,983	1,985
ESOP loan interest	3	2	8	8
Subordinated debentures	244	193	691	540
Total interest expense	5,065	3,082	13,668	8,119
Net Interest Income	3,156	3,175	9,531	9,467

Provision for credit losses	75	----	250	100
Net Interest Income after Provision	3,081	3,175	9,281	9,367
Noninterest income
Fiduciary income	70	69	202	69
Deposit service charges	95	73	265	221
Net realized security gains	(3)	7	(3)	57
Mortgage banking income	810	1,097	2,630	2,713
Other income	283	133	665	441
Total noninterest income	1,255	1,379	3,759	3,501
Noninterest expense
Salaries, benefits and payroll taxes	2,186	2,098	6,357	5,617
Occupancy expense	473	408	1,386	1,161
Other operating expense	951	1,014	2,924	2,832
Total noninterest expense	3,610	3,520	10,667	9,610
Income before taxes	726	1,034	2,373	3,258

Provision for income taxes	116	283	429	925
Net Income	$610	$751	$1,944	$2,333

Memo: Net interest income (fully tax-equivalent)	3,330	3,251	10,016	9,666

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Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
PER SHARE DATA
Basic earnings per share	$0.16	$0.20	$0.51	$0.65
Diluted earnings per share	$0.16	$0.19	$0.50	$0.63
Book value per share	$9.55	$9.20	$9.55	$9.20
Basic average shares outstanding (000's)	3,834	3,804	3,825	3,584
Diluted average shares outstanding (000's)	3,894	3,903	3,889	3,680
Actual shares outstanding (000's)	3,843	3,831	3,843	3,831
Net interest margin (fully tax-equivalent)	2.77%	3.13%	2.89%	3.27%

Average and outstanding shares have been retroactively adjusted for stock dividends.

Condensed Balance Sheet

	Unaudited September 30,	Audited December 31,
	2006	2005
	(In thousands)
Assets
Cash and equivalents	$18,418	$11,000
Investments	102,646	89,602
Residential mortgage loans held for sale	2,728	4,286
Loans	370,902	334,951
Allowance for loan losses	(3,709)	(3,580)
Other Assets	26,936	25,753
Total Assets	$517,921	$462,012
Liabilities and stockholders' equity
Deposits	$365,429	$314,373
Repurchase agreements	21,832	13,184
Federal Home Loan Bank advances	80,545	86,545
Other liabilities	3,118	2,068
Subordinated debentures	10,310	10,310
Stockholders' equity	35,687	35,532
Total Liabilities and Stockholders' Equity	$517,921	$462,012
OTHER DATA
Allowance for loan losses to total loans	1.00%	1.07%
Nonperforming loans to total loans	0.82%	0.99%
Nonperforming assets to total assets	0.64%	0.74%
Allowance for loan losses to nonperforming loans	121.81%	108.10%
Stockholders' equity to total assets	7.08%	7.69%
Tier 1 Leverage Ratio	9.05%	9.94%

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